Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2025 FOURTH QUARTER RESULTS
Fourth Quarter Fiscal 2025 Results:
Revenues Increased to $932 Million, Up 5% in U.S. Dollars and 9% in Constant Currency
Delivered Operating Margin of 11.1%; Adjusted Operating Margin of 11.4%
GAAP EPS of $1.16 and Adjusted EPS of $1.48
Full Fiscal Year 2025 Results:
Revenues Increased to $3.0 Billion, Up 8% in U.S. Dollars and 10% in Constant Currency
Delivered Operating Margin of 5.8%; Adjusted Operating Margin of 6.0%
GAAP EPS of $0.77 and Adjusted EPS of $1.96
Full Fiscal Year 2026 Outlook:
Expects Revenue Increase between 3.9% and 6.2% in U.S. Dollars
Expects GAAP and Adjusted Operating Margins between 4.3% and 5.2% and 4.5% and 5.4%, Respectively
Expects GAAP EPS between $1.03 and $1.37 and Adjusted EPS between $1.32 and $1.76
Plans to Execute Business and Portfolio Optimization Expected to Unlock Approximately $30 Million in Operating Profit in Fiscal Year 2027
LOS ANGELES, April 3, 2025 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter and full fiscal year ended February 1, 2025.

Carlos Alberini, Chief Executive Officer, commented, “In the fourth quarter, we delivered revenue growth of 5% in U.S. dollars and 9% in constant currency. The growth in the period was primarily driven by the rag & bone acquisition coupled with positive momentum in our wholesale businesses in Europe and the Americas and increased licensing revenues. All of our operating segments posted revenue growth, except for our Asia segment. With this performance, we closed the year with revenue growth of 8% in U.S. dollars and 10% in constant currency. During the year, we delivered solid results with our Licensing segment and our wholesale businesses in Europe and the Americas, but missed our plans for our direct-to-consumer business due to slower customer traffic in North America and Asia. All considered, for the year we reached almost $3 billion in revenues and $174 million and $180 million in GAAP and adjusted operating earnings, respectively. Importantly, this year we reached a significant milestone for our Company, as we executed our first acquisition in Guess’s history, with the addition of rag & bone to our portfolio.”
Paul Marciano, Co-Founder and Chief Creative Officer, commented, “Over the last 44 years, we have built a significant global business supported by a powerful platform that integrates multiple product categories and strong capabilities. This infrastructure has fueled the development and growth of the Guess brand in more than 100 countries. Since the inception of our Company, we have built strong relationships with key partners to optimize our performance, offering customers the best products and providing a great shopping experience in any place in the world we choose to do business. We have great teams that work relentlessly with all our partners to perfect our model. We are very proud of what we have built together and want to thank them for their great contributions. We see great opportunities ahead for our Company and remain fully committed to maximizing our potential in the years to come.”
Mr. Alberini concluded, “As we enter fiscal year 2026, we are excited about our growth opportunities for our core Guess business, our recently launched Guess Jeans brand and our just acquired rag & bone business. We are focusing our strategic initiatives on increasing direct-to-consumer sales productivity globally and improving profitability through business and portfolio optimization. In connection with this, after many years of running our own direct operations in Greater China, we believe there is an opportunity for this market to be directly developed and managed by a local, highly experienced partner. We have already met several potential candidates for consideration and we expect for this transition to be completed before the end of this fiscal year. In North America, we see an opportunity to streamline our Guess full price store portfolio by exiting non-strategic, unprofitable locations, and to reduce costs by consolidating some of our infrastructure supporting this business. Our fiscal 2026 outlook includes the anticipated impact from these actions and we expect that, together, they will unlock approximately $30 million in operating profit in fiscal 2027.”
Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York-based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business. In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
Fourth Quarter Fiscal 2025 Results
For the fourth quarter of the fiscal year ended February 1, 2025 (“fiscal 2025”), the Company recorded GAAP net earnings of $81.4 million, a 29% decrease from $115.3 million for the same prior-year quarter. The results for the fourth quarter of fiscal 2025 included a net $18.9 million unrealized loss due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge. GAAP diluted net earnings per share (“EPS”) decreased 32% to $1.16 for the fourth quarter of fiscal 2025, compared to $1.71 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.05 and a negative impact from currency of $0.13 on GAAP diluted EPS in the fourth quarter of fiscal 2025 when compared to the same prior-year quarter.
For the fourth quarter of fiscal 2025, the Company’s adjusted net earnings were $77.7 million, a 30% decrease from $110.8 million for the same prior-year quarter. Adjusted diluted EPS decreased 26% to $1.48, compared to $2.01 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.09 and a negative impact from currency of $0.17 on adjusted diluted EPS in the fourth quarter of fiscal 2025 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the fourth quarter of fiscal 2025 increased 5% to $932.3 million from $891.1 million in the same prior-year quarter. In constant currency, net revenue increased by 9%.
•Europe revenues increased 2% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) remained relatively flat in U.S. dollars and increased 5% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.

•Americas Retail revenues increased 4% in U.S. dollars and 6% in constant currency. Retail comparable sales (including e-commerce) decreased 14% in U.S. dollars and 11% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 63% in U.S. dollars and 69% in constant currency.
•Asia revenues decreased 15% in U.S. dollars and 11% in constant currency. Retail comparable sales (including e-commerce) decreased 16% in U.S. dollars and 11% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 2% in U.S. dollars and 3% in constant currency.
•Licensing revenues increased 18% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the fourth quarter of fiscal 2025 decreased 28.4% to $103.6 million (including a $6.4 million unfavorable currency translation impact), from $144.8 million in the same prior-year quarter. GAAP operating margin in the fourth quarter of fiscal 2025 decreased 5.2% to 11.1%, from 16.3% for the same prior-year quarter, driven primarily by higher expenses, primarily due to a net positive impact from the settlement of a previously-disclosed stockholder derivative lawsuit recognized in the same prior-year quarter and higher advertising expenses and store costs, and the impact of newly acquired businesses, partially offset by lower performance-based compensation. The negative impact of currency on operating margin for the quarter was approximately 10 basis points.
For the fourth quarter of fiscal 2025, adjusted earnings from operations decreased 18.2% to $106.5 million, from $130.2 million in the same prior-year quarter. Adjusted operating margin decreased 3.2% to 11.4%, from 14.6% for the same prior-year quarter, driven primarily by higher expenses, higher advertising expenses and store costs, and the impact of newly acquired businesses, partially offset by lower performance-based compensation.

•Operating margin for the Company’s Europe segment decreased 2.6% to 15.4% in the fourth quarter of fiscal 2025, from 18.0% in the same prior-year quarter, driven primarily by higher expenses and the impact of newly acquired businesses, partially offset by lower markdowns.
•Operating margin for the Company’s Americas Retail segment decreased 6.1% to 8.9% in the fourth quarter of fiscal 2025, from 15.0% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales, higher expenses and the impact of higher markdowns.
•Operating margin for the Company’s Americas Wholesale segment decreased 15.7% to 12.8% in the fourth quarter of fiscal 2025, from 28.5% in the same prior-year quarter, driven primarily by the impact of newly acquired businesses and lower product margin.
•Operating margin for the Company’s Asia segment decreased 3.5% to 1.3% in the fourth quarter of fiscal 2025, from 4.8% in the same prior-year quarter, driven primarily by the unfavorable impact of lower revenues and lower product margin.
•Operating margin for the Company’s Licensing segment increased 2.1% to 94.8% in the fourth quarter of fiscal 2025, from 92.7% in the same prior-year quarter, mainly driven by lower expenses.
Other income (expense), net. Other expense, net for the fourth quarter of fiscal 2025 was $23.4 million compared to other income, net of $13.2 million for the same prior-year quarter. The change was primarily due to the fair value remeasurement of derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge resulting in a net unrealized loss of $18.9 million during the fourth quarter of fiscal 2025, a realized gain on sale of other assets in the same prior-year quarter and lower net unrealized gains on the Company’s

SERP-related assets compared to the same prior-year quarter, partially offset by net unrealized gains on foreign exchange currency contracts compared net unrealized losses in the same prior-year quarter.
Full Year Fiscal 2025 Results
For fiscal 2025, the Company recorded GAAP net earnings of $60.4 million, a 70% decrease from $198.2 million for the fiscal year ended February 3, 2024 (“fiscal 2024”). The results for fiscal 2025 included a net $60.7 million unrealized loss due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge. GAAP diluted EPS decreased 75% to $0.77 for fiscal 2025, compared to $3.09 during fiscal 2024. The Company estimates a positive impact from its share buybacks of $0.03 and a negative impact from currency of $0.23 on GAAP diluted EPS for fiscal 2025 when compared to fiscal 2024.
For fiscal 2025, the Company recorded adjusted net earnings of $104.5 million, a 40% decrease from $174.0 million for fiscal 2024. Adjusted diluted EPS decreased 38% to $1.96, compared to $3.14 for fiscal 2024. The Company estimates its share buybacks had a positive impact of $0.10 and currency had a negative impact of $0.28 on adjusted diluted EPS during fiscal 2025 when compared to fiscal 2024.
Net Revenue. Total net revenue for fiscal 2025 increased 8% to $3.00 billion, from $2.78 billion in fiscal 2024. In constant currency, net revenue increased by 10%.
•Europe revenues increased 4% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) increased 3% in U.S. dollars and 6% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in U.S. dollars and a minimal amount in constant currency.
•Americas Retail revenues increased 6% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) decreased 12% in U.S. dollars and 11% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 63% in U.S. dollars and 65% in constant currency.
•Asia revenues decreased 5% in U.S. dollars and 2% in constant currency. Retail comparable sales (including e-commerce) decreased 14% in U.S. dollars and 11% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Licensing revenues increased 10% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for fiscal 2025 decreased 34.0% to $173.8 million (including a gain of $13.8 million on the sale of the U.S. distribution center during the second quarter of fiscal 2025 and a $15.7 million unfavorable currency translation impact), from $263.3 million in fiscal 2024. GAAP operating margin in fiscal 2024 decreased 3.7% to 5.8%, from 9.5% in fiscal 2024, driven primarily by higher expenses, including higher advertising expenses and store costs, a net positive impact from the settlement of a previously-disclosed stockholder derivative lawsuit recognized in the prior year, separation charges and transaction costs, the unfavorable impact of newly acquired businesses and the unfavorable currency impact, partially offset by the favorable impact of higher revenues, higher initial markups and a gain on the sale of assets. The negative impact of currency on operating margin for fiscal 2025 was approximately 30 basis points.
For fiscal 2025, adjusted earnings from operations decreased 29.6% to $179.5 million, from $255.0 million in fiscal 2024. Adjusted operating margin decreased 3.2% to 6.0% for fiscal 2025, from 9.2% in fiscal 2024, driven primarily by higher expenses, including higher advertising expenses and store costs, the unfavorable impact of newly acquired businesses and the unfavorable currency impact, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Europe segment decreased 2.1% to 9.5% in fiscal 2025, from 11.6% in fiscal 2024, driven primarily by higher expenses and the unfavorable impact of currency, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Americas Retail segment decreased 7.0% to 1.0% in fiscal 2025, from 8.0% in fiscal 2024, driven primarily by the unfavorable impact from negative retail comparable sales and higher expenses.
•Operating margin for the Company’s Americas Wholesale segment decreased 7.0% to 20.2% in fiscal 2025, from 27.2% in fiscal 2024, driven primarily by the impact of newly acquired businesses, higher expenses and lower product margin, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Asia segment decreased 2.1% to 0.8% in fiscal 2025, from 2.9% in fiscal 2024, driven primarily by higher expenses.
•Operating margin for the Company’s Licensing segment decreased 0.3% to 93.0% in fiscal 2025, from 93.3% in fiscal 2024, mainly due to the unfavorable impact of higher expenses.
Loss on Extinguishment of Debt. In March 2024, the Company issued approximately $12.1 million principal amount of additional convertible senior notes due April 2028 (together with the additional convertible senior notes issued in January 2024, the “Additional 2028 Notes”) in exchange for approximately $14.6 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the other outstanding convertible senior notes due April 2028 (together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of this transaction, approximately $33.5 million of the 2024 Notes remained outstanding, all of which were settled upon maturity during April 2024. As a result of the transaction, the Company recognized a $2.0 million loss on extinguishment of debt during the first quarter of fiscal 2025.
Other expense, net. Other expense, net for fiscal 2025 was $73.4 million compared to $5.1 million in fiscal 2024. The change was primarily due to the fair value remeasurement of derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge resulting in a net unrealized loss of $60.7 million during fiscal 2025, a net gain on sale of other assets in fiscal 2024, higher net realized losses from foreign currency exposures compared to fiscal 2024, partially offset by higher net realized and unrealized gains on foreign exchange currency contracts compared to fiscal 2024.

Outlook
The Company’s expectations for the first quarter and full fiscal year 2026 are as follows:

Outlook for Total Company[1]

	First Quarter of Fiscal 2026	Fiscal 2026

Consolidated net revenue in U.S. dollars	increase between 5.8% and 7.5%	increase between 3.9% and 6.2%

GAAP operating margin	(5.6)% to (4.7)%	4.3% to 5.2%

Adjusted operating margin	(5.6)% to (4.7)%	4.5% to 5.4%

GAAP earnings (loss) from operations	$(35) million to $(30) million	$133 million to $165 million

Adjusted earnings (loss) from operations	$(35) million to $(30) million	$140 million to $172 million

GAAP diluted EPS	$(0.75) to $(0.66)	$1.03 to $1.37

Adjusted diluted EPS	$(0.74) to $(0.65)	$1.32 to $1.76
______________________________________________________________________
See page 19 for footnotes.
A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the first quarter and full fiscal year 2026 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	First Quarter of Fiscal 2026	Fiscal 2026

GAAP operating margin	(5.6)% to (4.7)%	4.3% to 5.2%
Restructuring charges[2]	—	0.2%
Adjusted operating margin	(5.6)% to (4.7)%	4.5% to 5.4%

GAAP earnings (loss) from operations	$(35) million to $(30) million	$133 million to $165 million
Restructuring charges[2]	—	$7 million
Adjusted earnings (loss) from operations	$(35) million to $(30) million	$140 million to $172 million

GAAP diluted EPS	$(0.75) to $(0.66)	$1.03 to $1.37
Restructuring charges[2]	—	0.08
Amortization of debt discount[2]	0.01	0.04
Convertible notes if-converted method[2]	—	0.17 to 0.27
Adjusted diluted EPS	$(0.74) to $(0.65)	$1.32 to $1.76
______________________________________________________________________________
See page 19 for footnotes.

The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2026 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2026

Net cash provided by operating activities	$125
Less: Purchases of property and equipment	(65)
Less: Payments for property and equipment under finance leases	(5)
Free cash flow	$55
______________________________________________________________________
See page 19 for footnotes.
Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on May 2, 2025 to shareholders of record as of the close of business on April 16, 2025.
Share Repurchases
On March 25, 2024, the Board of Directors authorized a new $200.0 million share repurchase program. On March 28, 2024, in connection with the additional exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 0.3 million shares of its common stock for $10.3 million through broker-assisted market transactions. During fiscal 2025, the Company also repurchased approximately 2.3 million shares of its common stock in open market transactions totaling $50.0 million, leaving a capacity of $139.8 million under the share repurchase program. Combined, these transactions resulted in the repurchase of approximately 2.6 million shares for $60.3 million during the fiscal 2025, all of which occurred during the six months ended August 3, 2024.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, gain on the sale of the U.S. distribution center and settlement of the related interest rate swap, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, restructuring costs and charges expected to be incurred in connection with the planned exit of certain retail stores in North America, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the write off from a previously recorded liability of a one-time mandatory transition tax on accumulated foreign earnings in fiscal 2025 and to the consolidation of certain business functions into Switzerland in fiscal 2024, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on April 3, 2025 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of February 1, 2025, the Company directly operated 1,070 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 527 additional retail stores worldwide. As of February 1, 2025, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; statements concerning the Company’s planned restructuring actions and expected costs and charges related to these plans, including the amount and timing of such charges; statements concerning the Company’s business and portfolio optimization plans, including its plans for its businesses in Greater China (consisting of mainland China, Hong Kong, Macau and Taiwan) and North America; statements concerning the Company’s plans and expectations for its recently-acquired rag & bone business; statements concerning our expectations regarding the consumer spending environment; statements concerning the Company’s future outlook, including with respect to the first quarter and full year of fiscal 2026; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; changes in consumer confidence or discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers, including risks related to the current Red Sea supply chain crisis; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; our ability to effectively operate our various retail concepts; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to find a suitable partner in Greater China; risks that we may be required to incur additional restructuring charges related to our businesses in Greater China and North America; risks that costs associated with any restructuring activities may be lower than expected; risks that the anticipated benefit from our business and portfolio optimization plans may not be realized in full or on the anticipated timeline; our ability to complete our restructuring plans on the anticipated timeline or at all; our ability to complete or integrate acquisitions or alliances; uncertainties regarding our ability to realize operational efficiencies and other anticipated synergies, expansion plans and other benefits from the rag & bone acquisition in the timeframe expected or at all; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash and risks related to the impact of stock price volatility on our fair value remeasurement of derivatives related to our 2028 Notes and the related convertible note hedge; disruptions at our distribution facilities, including potential challenges related to the conversion of our self-operated U.S. distribution center to a third-party provider; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements; future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Fiscal Year Ended
	Feb 1, 2025		Feb 3, 2024		Feb 1, 2025		Feb 3, 2024

Product sales	$898,975	96.4%	$862,746	96.8%	$2,870,895	95.8%	$2,663,282	95.9%
Net royalties	33,277	3.6%	28,304	3.2%	124,378	4.2%	113,248	4.1%
Net revenue	932,252	100.0%	891,050	100.0%	2,995,273	100.0%	2,776,530	100.0%

Cost of product sales	521,183	55.9%	486,068	54.6%	1,694,283	56.6%	1,553,950	56.0%

Gross profit	411,069	44.1%	404,982	45.4%	1,300,990	43.4%	1,222,580	44.0%

Selling, general and administrative expenses	305,455	32.8%	259,330	29.1%	1,134,643	37.9%	954,078	34.4%
Asset impairment charges	2,115	0.2%	594	0.0%	6,624	0.2%	6,887	0.2%
Net (gains) losses on lease modifications	—	—%	232	0.0%	(718)	(0.0%)	(1,662)	(0.1%)
Gain on sale of assets	—	—%	—	—%	(13,781)	(0.5%)	—	—%
(Gain) loss on equity method investment	(150)	(0.0%)	—	—%	409	0.0%	—	—%

Earnings from operations	103,649	11.1%	144,826	16.3%	173,813	5.8%	263,277	9.5%

Other income (expense):
Interest expense	(7,855)	(0.8%)	(5,933)	(0.7%)	(30,067)	(1.0%)	(21,816)	(0.8%)
Interest income	2,820	0.3%	3,543	0.4%	12,038	0.4%	12,100	0.4%
Loss on extinguishment of debt	—	—%	(4,655)	(0.5%)	(1,952)	(0.1%)	(12,351)	(0.4%)
Other, net	(23,427)	(2.5%)	13,152	1.4%	(73,359)	(2.4%)	(5,075)	(0.2%)

Earnings before income tax expense (benefit)	75,187	8.1%	150,933	16.9%	80,473	2.7%	236,135	8.5%

Income tax expense (benefit)	(9,076)	(0.9%)	30,788	3.4%	9,695	0.3%	25,418	0.9%

Net earnings	84,263	9.0%	120,145	13.5%	70,778	2.4%	210,717	7.6%

Net earnings attributable to noncontrolling interests	2,864	0.3%	4,875	0.6%	10,355	0.4%	12,518	0.5%

Net earnings attributable to Guess?, Inc.	$81,399	8.7%	$115,270	12.9%	$60,423	2.0%	$198,199	7.1%

Net earnings per common share attributable to common stockholders:
Basic	$1.58		$2.15		$1.15		$3.67
Diluted	$1.16		$1.71		$0.77		$3.09

Weighted average common shares outstanding attributable to common stockholders:
Basic	50,934		52,990		51,769		53,329
Diluted	67,681		68,600		68,594		69,782

Effective income tax rate	(12.1%)		20.4%		12.0%		10.8%

Adjusted selling, general and administrative expenses[3]:	$304,715	32.7%	$274,759	30.8%	$1,121,044	37.4%	$967,546	34.8%

Adjusted earnings from operations[3]:	$106,504	11.4%	$130,223	14.6%	$179,537	6.0%	$255,034	9.2%

Adjusted net earnings attributable to Guess?, Inc.[3]:	$77,702	8.3%	$110,805	12.4%	$104,510	3.5%	$174,036	6.3%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[3,4]	51,800		54,580		52,864		54,661

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[3,4]	$1.48		$2.01		$1.96		$3.14

Adjusted effective income tax rate[3]:	17.6%		17.5%		24.0%		22.2%
__________________________________________________________________
See page 19 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., and (iv) reported GAAP income tax expense (benefit) to adjusted income tax expense are as follows:

	Three Months Ended		Fiscal Year Ended
	Feb 1, 2025	Feb 3, 2024	Feb 1, 2025	Feb 3, 2024

Reported GAAP selling, general and administrative expenses	$305,455	$259,330	$1,134,643	$954,078
Certain professional service and legal fees and related credits (costs)[5]	(740)	15,994	(798)	14,033
Transaction costs[6]	—	(565)	(5,726)	(565)
Separation charges[7]	—	—	(7,075)	—

Adjusted selling, general and administrative expenses[3]	$304,715	$274,759	$1,121,044	$967,546

Reported GAAP earnings from operations	$103,649	$144,826	$173,813	$263,277
Certain professional service and legal fees and related (credits) costs[5]	740	(15,994)	798	(14,033)
Transaction costs[6]	—	565	5,726	565
Separation charges[7]	—	—	7,075	—
Asset impairment charges[8]	2,115	594	6,624	6,887
Net (gains) losses on lease modifications[9]	—	232	(718)	(1,662)
Gain on sale of assets[10]	—	—	(13,781)	—

Adjusted earnings from operations[3]	$106,504	$130,223	$179,537	$255,034

Reported GAAP net earnings attributable to Guess?, Inc.	$81,399	$115,270	$60,423	$198,199
Certain professional service and legal fees and related (credits) costs[5]	740	(15,994)	798	(14,033)
Transaction costs[6]	—	565	5,726	565
Separation charges[7]	—	—	7,075	—
Asset impairment charges[8]	2,115	594	6,624	6,887
Net (gains) losses on lease modifications[9]	—	232	(718)	(1,662)
Loss on extinguishment of debt[11]	—	4,655	1,952	12,351
Amortization of debt discount[12]	775	271	3,025	622
Fair value remeasurement of derivatives[13]	18,942	(998)	60,737	(998)
Gain on sale of assets[10]	—	—	(14,569)	—
Discrete income tax adjustments[14]	(25,395)	3,815	(24,553)	(26,854)
Income tax impact from adjustments[15]	(874)	2,395	(2,010)	(1,041)

Total adjustments affecting net earnings attributable to Guess?, Inc.	(3,697)	(4,465)	44,087	(24,163)

Adjusted net earnings attributable to Guess?, Inc.[3]	$77,702	$110,805	$104,510	$174,036

Reported GAAP income tax expense (benefit)	$(9,076)	$30,788	$9,695	$25,418
Discrete income tax adjustments[14]	25,395	(3,815)	24,553	26,854
Income tax impact from adjustments[15]	874	(2,395)	2,010	1,041

Adjusted income tax expense[3]	$17,193	$24,578	$36,258	$53,313

Adjusted effective income tax rate[3]	17.6%	17.5%	24.0%	22.2%
__________________________________________________________________
See page 19 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliation of reported GAAP diluted earnings per share to adjusted diluted earnings per share is as follows:

	Three Months Ended		Fiscal Year Ended
	Feb 1, 2025	Feb 3, 2024	Feb 1, 2025	Feb 3, 2024

Reported GAAP diluted earnings per share	$1.16	$1.71	$0.77	$3.09
Certain professional service and legal fees and related (credits) costs[5,16]	0.01	(0.18)	0.01	(0.15)
Transaction costs[6,16]	—	0.01	0.07	0.01
Separation charges[7,16]	—	—	0.08	—
Asset impairment charges[8,16]	0.02	0.01	0.08	0.07
Net (gains) losses on lease modifications[9,16]	—	0.00	(0.01)	(0.02)
Loss on extinguishment of debt[11,16]	—	0.05	0.02	0.13
Amortization of debt discount[12,16]	0.01	0.00	0.03	0.01
Fair value remeasurement of derivatives[13]	0.28	(0.01)	0.89	(0.01)
Gain on sale of assets[10],[16]	—	—	(0.17)	—
Discrete income tax adjustments[14]	(0.37)	0.06	(0.36)	(0.38)
Convertible notes if-converted method[4]	0.37	0.36	0.55	0.39

Adjusted diluted earnings per share[3,4]	$1.48	$2.01	$1.96	$3.14
__________________________________________________________________
See page 19 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Fiscal Year Ended
	Feb 1, 2025	Feb 3, 2024	% change	Feb 1, 2025	Feb 3, 2024	% change
Net revenue:
Europe	$493,848	$484,623	2%	$1,529,380	$1,475,604	4%
Americas Retail	254,611	245,924	4%	753,052	710,908	6%
Americas Wholesale	80,617	49,542	63%	325,998	199,903	63%
Asia	69,899	82,657	(15%)	262,465	276,867	(5%)
Licensing	33,277	28,304	18%	124,378	113,248	10%
Total net revenue	$932,252	$891,050	5%	$2,995,273	$2,776,530	8%

Earnings from operations:
Europe	$76,134	$87,382	(13%)	$145,565	$171,726	(15%)
Americas Retail	22,620	36,769	(38%)	7,435	56,829	(87%)
Americas Wholesale	10,282	14,139	(27%)	65,799	54,403	21%
Asia	908	3,970	(77%)	2,144	7,897	(73%)
Licensing	31,546	26,230	20%	115,656	105,649	9%
Reconciliation to total earnings from operations:
Corporate overhead	(35,726)	(22,838)	56%	(170,661)	(128,002)	33%
Asset impairment charges	(2,115)	(594)	256%	(6,624)	(6,887)	(4%)
Net gains (losses) on lease modifications	—	(232)	(100%)	718	1,662	(57%)
Gain on sale of assets	—	—		13,781	—
Total earnings from operations	$103,649	$144,826	(28%)	$173,813	$263,277	(34%)

Operating margins:
Europe	15.4%	18.0%		9.5%	11.6%
Americas Retail	8.9%	15.0%		1.0%	8.0%
Americas Wholesale	12.8%	28.5%		20.2%	27.2%
Asia	1.3%	4.8%		0.8%	2.9%
Licensing	94.8%	92.7%		93.0%	93.3%

GAAP operating margin for total Company	11.1%	16.3%		5.8%	9.5%
Certain professional service and legal fees and related (credits) costs[3,5]	0.1%	(1.8%)		0.0%	(0.4%)
Transaction costs[3,6]	—%	0.1%		0.2%	0.0%
Separation charges[3,7]	—%	—%		0.3%	—%
Asset impairment charges[3,8]	0.2%	0.0%		0.2%	0.2%
Net (gains) losses on lease modifications[3,9]	—%	0.0%		(0.0%)	(0.1%)
Gain on sale of assets[3,10]	—%	—%		(0.5%)	—%
Adjusted operating margin for total Company[3]	11.4%	14.6%		6.0%	9.2%
______________________________________________________________________
See page 19 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Feb 1, 2025			Feb 3, 2024

	Three Months Ended				% change
Net revenue:
Europe	$493,848	$23,877	$517,725	$484,623	2%	7%
Americas Retail	254,611	6,640	261,251	245,924	4%	6%
Americas Wholesale	80,617	3,107	83,724	49,542	63%	69%
Asia	69,899	3,757	73,656	82,657	(15%)	(11%)
Licensing	33,277	—	33,277	28,304	18%	18%
Total net revenue	$932,252	$37,381	$969,633	$891,050	5%	9%

	Fiscal Year Ended
Net revenue:
Europe	$1,529,380	$49,703	$1,579,083	$1,475,604	4%	7%
Americas Retail	753,052	9,050	762,102	710,908	6%	7%
Americas Wholesale	325,998	4,446	330,444	199,903	63%	65%
Asia	262,465	8,587	271,052	276,867	(5%)	(2%)
Licensing	124,378	—	124,378	113,248	10%	10%
Total net revenue	$2,995,273	$71,786	$3,067,059	$2,776,530	8%	10%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	Feb 1, 2025	Feb 3, 2024

ASSETS

Cash and cash equivalents	$187,696	$360,285

Receivables, net	391,161	314,769

Inventories	562,649	466,297

Other current assets	107,864	84,122

Property and equipment, net	240,114	246,648

Restricted cash	796	—

Operating lease right-of-use assets	839,879	667,031

Other assets	436,519	450,869

Total assets	$2,766,678	$2,590,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$40,948	$40,781

Current operating lease liabilities	176,972	166,451

Current portion of convertible senior notes due 2024, net	—	48,048

Other current liabilities	613,412	536,277

Long-term debt and finance lease obligations	150,668	28,210

Convertible senior notes due 2028, net	336,527	336,717

Long-term operating lease liabilities	715,755	542,392

Other long-term liabilities	181,621	155,829

Redeemable and nonredeemable noncontrolling interests	45,768	50,376

Guess?, Inc. stockholders’ equity	505,007	684,940

Total liabilities and stockholders’ equity	$2,766,678	$2,590,021

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Fiscal Year Ended
	Feb 1, 2025	Feb 3, 2024

Net cash provided by operating activities	$121,677	$330,381

Net cash used in investing activities	(113,155)	(75,145)

Net cash used in financing activities	(165,505)	(168,837)

Effect of exchange rates on cash, cash equivalents and restricted cash	(14,810)	(1,879)

Net change in cash, cash equivalents and restricted cash	(171,793)	84,520

Cash and cash equivalents at the beginning of the year	360,285	275,765

Cash, cash equivalents and restricted cash at the end of the year	$188,492	$360,285

Supplemental information:

Depreciation and amortization	$68,194	$61,349

Total lease costs (excluding finance lease cost)	$355,294	$318,978

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Fiscal Year Ended
	Feb 1, 2025	Feb 3, 2024

Net cash provided by operating activities	$121,677	$330,381

Less: Purchases of property and equipment	(86,089)	(74,207)

Less: Payments for property and equipment under finance leases	(5,827)	(7,752)

Free cash flow	$29,761	$248,422

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of Feb 1, 2025

United States	265	265	—	—	—	—
Canada	53	53	—	—	—	—
Central and South America	105	91	14	32	32	—

Total Americas	423	409	14	32	32	—

Europe and the Middle East	783	570	213	66	66	—
Asia and the Pacific	391	91	300	220	135	85

Total	1,597	1,070	527	318	233	85

	As of Feb 3, 2024

United States	231	231	—	—	—	—
Canada	53	53	—	—	—	—
Central and South America	101	72	29	29	29	—

Total Americas	385	356	29	29	29	—

Europe and the Middle East	770	543	227	57	57	—
Asia and the Pacific	398	103	295	247	134	113

Total	1,553	1,002	551	333	220	113

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the first quarter and full fiscal year 2026 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the first quarter and full fiscal 2026 outlook exclude (i) approximately $7 million of restructuring costs and charges expected to be incurred in connection with the planned exit of certain retail stores in North America (ii) the amortization of the debt discount related to the 2028 Notes and (iii) the dilutive impact of the Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the impact anticipated to be recorded and the diluted impact anticipated in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants. The estimated charges and the timing of such charges are based on certain assumptions, including applicable law in various jurisdictions, and actual amounts may vary from such estimates based on a number of factors, including, but not limited to, negotiations with new business partners, negotiations with landlords and the number of employees impacted by these activities. The Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur as a result of or in connection with the implementation of the activities described herein.

[3]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to the write off of a previously recorded liability of a one-time mandatory transition tax on accumulated foreign earnings in fiscal 2025 and to the consolidation of certain business functions into Switzerland in fiscal 2024, where applicable. The weighted average diluted shares outstanding used for adjusted diluted loss per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[4]
The Company excludes the dilutive impact of the Notes at stock prices below $40.65 and $37.43 for the 2024 Notes and the 2028 Notes, respectively, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $37.43 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[5]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[6]	Adjustments represent transaction costs in connection with the rag & bone acquisition which the Company otherwise would not have incurred as part of its business operations.

[7]	Adjustments represent separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[8]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[9]	Adjustments represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.

[10]	Adjustments represent the gain on the sale of assets related to the U.S. distribution center within earnings from operations and the settlement of the related interest rate swap within other income (expense).

[11]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023 and March 2024.

[12]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[13]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[14]
Adjustments in fiscal 2025 represent discrete income tax items related primarily to the Company’s $19.6 million long-term transition tax liability reserve on the deemed repatriation of foreign earnings recorded during fiscal 2018 as a result of the 2017 Tax Cuts and Jobs Act in the United States. During the three months ended February 1, 2025, the Company wrote off the liability previously recorded and the related accrued interest resulting in the recognition of an income tax benefit of $25.4 million. Adjustments in fiscal 2024 represent discrete income tax items related primarily to a benefit recognized during the third quarter of fiscal 2024 related to the consolidation of certain business functions into Switzerland and, to a lesser extent, adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary.

[15]
The income tax effect of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount and gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[16]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.